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                                                                       Exhibit 5


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]



                                                     April 13, 2000


Wireless Xcessories Group, Inc.
1840 County Line Road
Huntingdon Valley, PA 19006

         Re: Common Stock to be Issued Pursuant to
             Wireless Xcessories Group, Inc. 1995 Stock Option Plan

Gentlemen:

         We have acted as counsel to Wireless Xcessories Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), issuable upon the exercise of options outstanding under the Wireless Xcessories Group, Inc. 1995 Stock Option Plan (the "Plan").

         In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based on the foregoing, we are of the opinion that the Shares, when issued upon the exercise of options granted under the Plan in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP